Exhibit 99.1

NEOHYDRO TECHNOLOGIES CORP. AWAITS DIESEL VERSION OF ITS GREEN INTERACTIVE HYBRID SYSTEM

CALGARY, ALBERTA – October 5, 2009 – Neohydro Technologies Corp. (OTC BB: NHYT), a Company focused on “Green” technologies in the automotive, transportation, and power generation sectors, identifies stationary power generation systems as a potential market for its Green Interactive Hybrid System (GIHS).  Many parts of Canada are remote and rely on fossil fuel for the generation of electricity. Small towns and settlements in remote areas throughout Canada, and such areas as the Yukon and the Northwest Territories are powered by diesel substations that run 24 hours a day 7 days a week. Diesel power is very costly compared to more traditional forms of power.

Neohydro’s turbo supplier is working on a diesel version of their remote mounted turbocharger that has been perfected and proven for gasoline. As part of the Company’s license, the Company fully expects similar or better improvements in fuel economy as that of the gasoline version of the technology. By applying the Green Interactive Hybrid System (GIHS) to diesel engines for the generation of electricity, the Company expects significant savings to the consumers of remotely generated power.

Michael Kulcheski states, “We are looking forward to the availability of the diesel version of the GIHS and it is our hope that it will open another source of potential revenue once it is perfected and ready for market.”

The GIHS system installed on automotive gasoline engines has proven to increase fuel economy by as much as 150%. The company envisions similar improvements for the diesel turbo once it becomes available. While gas savings for vehicles is substantial, doubling the fuel economy of a stationary diesel electric plant should result in at least a fifty percent decrease in electricity bills to the consumers.

About Neohydro Technologies Corp

Neohydro Technologies Corp. (www.neohydrotechnology.com) is traded under the symbol NHYT on the OTCBB exchange and is based in Calgary, Alberta, Canada. Neohydro is a Technology Company focused on “Green” technologies in the automotive, transportation, and power generation, focused initially on the light and heavy-duty trucking industry. Neohydro has licensed a unique patented turbo hybrid system. This revolutionary Green Interactive Hybrid System™ is proven to assist an engine to operate more efficiently, with less effort, less fuel consumption, and enhanced horsepower. Thus increasing engine life as well as adding obvious economic benefits, and enhanced horsepower to many significantly underpowered vehicles, such as limousines and fleet vehicles where incremental cost for larger engines may not be an economically viable option. Advanced tuning methods also significantly decrease harmful emissions. In the case of most technological enhancements with vehicles, there are significant concerns about negating existing factory warranty protection. At present the Company’s technology is only engineered for one automobile manufacture where it does not void the manufacturer’s warranty. However, plans are underway to engineer the technology to include other manufacturers as well.

Further information on the Company can be found at www.sec.gov and the company’s website at www.neohydrotechnology.com

Safe Harbor Statement

Statements in this press release regarding NeoHydro’s products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond NeoHydro's control and difficult to predict, and could cause actual results to differ materially from those anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing NeoHydro's products and services, ability to deploy NeoHydro's products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the emissions reduction industry and the global economy, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in NeoHydro’s filings with the Securities and Exchange Commission.

Contact:
Neohydro Technologies Corp.
Michael Kulcheski
877-241-0265
investor@neohydrotechnology.com